SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              iDial Networks, Inc.

                                   formerly

                        Desert Springs Acquisition Corp.

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               (Exact  name  of  registrant  specified  in  its  charter)

Nevada                                                                75-2863583
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State or other jurisdiction of                                  (I.R.S. Employer
incorporation or organization)                               Identification No.)

                 16990  Dallas  Parkway,  Ste.  106,  Dallas,  TX  75248
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              (Address  of  Principal  Executive  Officers)(Zip  Code)

                Employee  and  Consultancy  Fee/Standard  Stock  Issue
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                            (Full  title  of  the  plan)

              M.  T.  Wood,  1699  Dallas  Parkway,  Ste.  106, Dallas, TX 75248
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                     (Name  and  address  of  agent  for  service)

                                  972-818-1058
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          (Telephone  number,  including  area  code,  of  agent  for  service)


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                              MARK WOOD, President
                         16990 Dallas Parkway, Suite 106
                                Dallas, TX 75248
                                Tel: 972-818-1058
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
             Communication on Behalf of the Person Filing Statement)
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                                 WITH A COPY TO:
                                 WILLIAM STOCKER
                       The Law Offices of William Stocker
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach, CA 92624
                                Tel:(949)248-9561
                               Fax: (949) 248-1688
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

                         CALCULATION  OF  REGISTRATION  FEE (1)
================================================================================
                                         Proposed       Proposed
Title  of                                 maximum        maximum
securities        Amount                 offering       aggregate    Amount  of
to  be             to be                  price          offering   registration
registered        registered             per  share      price           fee
--------------------------------------------------------------------------------
Common            1,460,000  SHS.          $0.50      $730,000.00      $192.72
================================================================================

   (1) . The securities of the Issuer are presently trading or listed on the non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, August 28, 2000, Average close, discounted by 33%.

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

Item  1.  Plan  Information

a)     General  Plan  Information
This registration statement is filed for the purpose of registering shares of common stock that are being issued to certain officers, directors, employees, and consultants of the issuer. There are no written agreements with any of these parties with respect to this proposed issuance, except with respect to the attached "Attorney Disclosure and Special Relationship Agreements". The securities are being issued in payment of certain deferred compensation and/or for services rendered for the period of January through September 2000.

b)  Securities  Being  Offered
The  securities  being  offered  are  1,460,000  shares  of  Common  Stock.

c)     Participants  in  the  Plan
The  following  individuals  will  be  issued  stock  as  shown:

     Mark  Wood  (officer/director)          400,000  Shares
Klaus  Scholz  (officer/director)             20,000  Shares
Supree  Wanapun  (director)                   10,000  Shares
Carl  Battie  (director)                     400,000  Shares
Karl  E.  Rodriguez  (attorney)               60,000  Shares
Ron  Ardt,  JD  (consultant)                  70,000  Shares
Charlie  MaCari  (consultant)                418,367  Shares
Stan  Marjorum  (consultant)                  52,629  Shares
Lazo  Sopov  (consultant)                      6,666  Shares
Sheba  Berkovits  (consultant)                 6,666  Shares
Gary  Hanson  (consultant)                     3,332  Shares
Frank  Katana  (consultant)                    2,580  Shares
Maribeth  Callahan  (consultant)               1,904  Shares
Joe  Spence  (consultant)                      1,352  Shares
Tom  Schutte  (consultant)                     1,352  Shares
Tim  Callahan  (consultant)                      952  Shares
Mary  Callahan  (consultant)                     952  Shares
Jeannette  Callahan  (consultant)                952  Shares
Valeria  Servalle  (consultant)                  666  Shares
     Mark  Berman  (consultant)                  666  Shares
Ivana  Servalle  (consultant)                    466  Shares
Richard  Borrow  (consultant)                    332  Shares
David  Schild  (consultant)                      166  Shares

d)     Purchase  of  Securities  Pursuant to the Plan and Payment for Securities
Offered
The common stock is being issued at a value of $0.50 per share, which is approximately two-thirds of the average closing price for the 5 days preceding this filing.


Item  3.  Incorporation  of  Certain  Documents  by  Reference.

    The following documents are incorporated by reference in the registration statement:

     (a) The registrant's latest annual report on Form 10-K, or, if the financial statements therein are more current, the registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424 (b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

     (b) All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.


     (d) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to

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    the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item  4.  Description  of  Securities.
                                 Not  applicable.

Item  5.  Interests  of  Named  Experts  and  Counsel.
                                 Not  applicable.

Item  6.  Indemnification  of  Directors  and  Officers

     Each person who was or is made a party or is threatened to be made party to or is involved in or called as a witness in any Proceeding because he or she is an Indemnified Person, shall be indemnified and held harmless by the corporation to the fullest extent permitted under the Nevada State Law ("NSL"), as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than NSL permitted the corporation to provide prior to such amendment). Such indemnification shall cover all expenses incurred by an indemnified Person (including, but not limited to, attorneys' fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.

     Notwithstanding the foregoing, except with respect to indemnification specified in Section 3 of the Article, the corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.



         For  purposes  of  this  Article:

                  (i) a  "Proceeding"  is any  threatened,  pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom and whether formal or informal;
                  (ii)an  "Indemnified  Person"  is a person who is, was, or had agreed to become a director or an officer or a Delegate, as defined herein, of the corporation or the legal representative of any of the foregoing; and
                  (iii) a "Delegate"  is a person  serving at the request of the corporation or a subsidiary of the corporation a director, trustee, fiduciary, or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise.

Item  7.  Exemption  from  Registration  Claimed.
                                 Not  applicable.

Item  8.  Exhibits
Provided as an exhibit hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement.

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

Counsel also treats the following facts: the Attorney Disclosure and Special Relationship Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.50 per share per $0.50 of services performed.


Item  9.  Undertakings

   (a)The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraph
(a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filling of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934 and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized , in Dallas, State of Texas, August 30, 2000.

                                          By  /s/M.  T.  Wood
                                                 M.  T.  Wood
                                                 Chief  Executive  Officer

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                                    EXHIBIT 1

             ATTORNEY DISCLOSURE AND SPECIAL RELATIONSHIP AGREEMENT
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                                        7

                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENT

                                KARL E. RODRIGUEZ
                                 ATTORNEY AT LAW

THIS AGREEMENT is made by and between Intrepid International, Ltd., a Nevada Corporation, (hereafter Intrepid ), and Desert Springs Acquisitions Corp a Colorado Corporation, (hereafter Intrepid-Client ), and Karl E. Rodriguez, Exim International, Inc.'s General Counsel, and dated April 22, 1998 . In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

     A.  SUMMARY.

     Desert Springs Acquisitions Corp has employed Intrepid International, Ltd. to perform certain financial services to Client, some of which services are to be provided for Client, and in the Client's name, by attorneys with established and continuing relationship to Intrepid. The purpose of this agreement is to provide full written disclosure, and to define special character of both the ostensible and actual relationships between the parties.

     Karl  E.  Rodriguez is actually General Counsel of Exim International, Inc.

     Karl E. Rodriguez will be authorized by this agreement to act as ostensible Special Securities Counsel for Desert Springs Acquisitions Corp.


     A.  RECITALS


     1. INTREPID RETAINER AGREEMENT. Intrepid International, Ltd. is or will be hereby retained as financial services consultants for the Intrepid-Client, pursuant to that certain Financial Services Consulting Agreement of even date herewith. Among the services contemplated to be provided by that Agreement are the services of Karl E. Rodriguez, attorney at law, as Special Securities Counsel for the Intrepid-Client.

     2. EXIM INTERNATIONAL, INC., is a financial consulting firm, not a broker, dealer or registered investment advisor, a principal consultant to Intrepid International, Ltd.

     3. EXIM GENERAL COUNSEL. Karl E. Rodriguez, attorney at law, is General Counsel to Intrepid's Consultant, Exim International, Inc., first and foremost and always, and this paramount status and relationship has been and is hereby fully disclosed, in connection with the Intrepid-Client's consideration of the potential services of Karl E. Rodriguez as Special Counsel with Limited
Authority, in connection with, and only in connection with the services requested and agreed to between Intrepid and the Intrepid-Client.

     4. DEFINITION OF SPECIAL COUNSEL WITH LIMITED AUTHORITY . As used in this Attorney Disclosure Agreement, this expression shall have the following meaning, consistently and without exception: Exim General Counsel Karl E. Rodriguez is authorized, where appropriate to employ the designation Special Counsel or Special Securities Counsel for the Intrepid-Client, in connection with, and only in connection with services to and for the Intrepid-Client requested by the

Intrepid-Client to be performed by Intrepid pursuant to the Financial Services Consulting Agreement of even date herewith. Exim General Counsel, Karl E. Rodriguez as between such Counsel and the Intrepid-Client, is not Intrepid-Client's Counsel, nor counsel to the Intrepid-Client generally, or in any other manner than specified in this definition. Special Counsel will not take action which is not authorized by the Intrepid-Client nor represent to any person any general authority to speak for or bind the Intrepid-Client in any manner.

     5.  INTREPID-CLIENT'S  RIGHT  TO  DECLINE  THE  RELATIONSHIP.  The
Intrepid-Client has been informed, and is informed hereby, that the Intrepid-Client is not required to join in the special relationship disclosed and defined herein. Intrepid-Client may employ or require its own counsel or independent counsel for any and all purposes at its expense and in addition to its obligations to Intrepid. The Intrepid-Client is advised to retain its own counsel, as it may deem appropriate, to review and advise the Intrepid-Client as to any matter arising from its relationship to Intrepid or Exim's Counsel.

     6. MANAGEMENT'S PREFERENCE. It is the desire of sophisticated management that the unnecessary expense of cumulative counsel with respect to purely technical matters is not warranted, necessary or appropriate, with respect to the limited authority and scope of the Special Counsel relationship, as defined, and that no conflict of interest exists or is likely to arise from the strict and precise observance of that relationship as defined. Accordingly management understands, accepts and affirmatively requests such an arrangement.

     A.  SPECIAL  COUNSEL  AGREEMENT


     1. SPECIAL COUNSEL. The Intrepid-Client and Intrepid Counsel hereby agree and adopt that special technical relationship of Special Counsel with Limited Authority as defined hereinabove, for the sole and separate purpose of allowing Intrepid Counsel to perform services appropriate to the services of Intrepid requested by the Intrepid-Client.

     2. BILLINGS. Special Counsel (Intrepid's Counsel) shall invoice and bill applicable time and services to Intrepid, separately with respect to matters applicable to this Intrepid-Client. Time shall be billable at $250.00/hr, and such incidental secretarial services shall be billable at $85.00/hr, as may be reasonably and necessarily performed by its secretary. Additional services may be performed by subcontractor attorneys, subject to arrangements approved by the Intrepid-Client in advance. Intrepid shall be responsible, as between Intrepid and its counsel, for the compensation and discharge of its Counsel's billings. Intrepid shall include Counsel's segregated billings along with its own, and, as between Intrepid and the Intrepid-Client, the Intrepid-Client shall be responsible to Intrepid for the total of its own and Counsel's billings.

     3.  TERMINATION.     The terms of this agreement may be terminate by either
Intrepid-Client or Special Counsel at any time upon written or other reasonable notice to the other.

     4. MISCELLANEOUS This agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings, if any, of any and every kind and nature, between them. This agreement is made and shall be construed and interpreted according to the laws of the Intrepid-Client's place of Incorporation if that be Nevada or Texas, and if not, pursuant to the laws of the State of Nevada.

     ACCORDINGLY the parties cause this agreement to be signed by their duly authorized representative, as of the date written below.

                          Intrepid International, Ltd.

                                       by


/s/Kirt  W  James                                        /s/Karl  E.  Rodriguez
Kirt  W.  James,  President                                 Karl  E.  Rodriguez
                                                            attorney  at  law


THE ABOVE IS UNDERSTOOD AND AGREED TO and I state under the penalties of perjury that I am authorized to execute this letter agreement:

                        Desert Springs Acquisitions Corp


Date:
                                       By:
                                 /s/James Bartel
                             James Bartel, President

--------------------------------------------------------------------------------
                                    EXHIBIT 2

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

                                 LAW OFFICES OF
                                 William Stocker
phone  (949)  248-9561     34700  Pacific Coast Highway, Suite 303     fax (949)
248-1688
                            Capistrano Beach CA 92624


                                 August 30, 2000
To  the  President  and  the
Board  of  Directors
IDial  Networks,  Inc.
16990  Dallas  Parkway,  Ste.  106
Dallas,  TX  75248
                         re: Opinion of Special Counsel
     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $730,000 in the form of 1,460,000 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. Neither the Attorney Disclosure and Special Relationship Agreement nor any other agreements in connection with the provision of services are qualified plans of any kind or sort and are not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.50 per share for $0.50 of services performed. These services were earned and the legal and consulting services were duly rendered pursuant to the respective agreements, and none of the services billed or performed by legal counsel or consultants were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                               /s/William Stocker
                                 William Stocker
                           special securities counsel

                                       12
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